Exhibit 99.1

Argan, Inc. Reports Year-End and Fourth Quarter Results

April 14, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its fiscal year and fourth quarter ended January 31, 2020. For additional information, please read the Company’s Annual Report on Form 10-K, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Annual Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data):

	January 31,
	2020	2019	Change
For the Fiscal Year Ended:
Revenues	$238,997	$482,153	$(243,156)
Gross (loss) profit	(6,820)	82,438	(89,258)
Gross margins	(2.9)%	17.1%	(20.0)%
Net (loss) income attributable to the stockholders of the Company	$(42,689)	$52,036	$(94,725)
Diluted per share	(2.73)	3.32	(6.05)
Cash dividends paid per share	1.00	1.00	—

	January 31,
As of:	2020	2019	Change
Cash, cash equivalents and short-term investments	$327,862	$296,531	$31,331
Net liquidity (1)	277,721	335,032	(57,311)
RUPO (2)	781,400	99,400	682,000
Project backlog	1,334,000	1,094,000	240,000

(1)	We define net liquidity, or working capital, as our total current assets less our total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the unrecognized amounts of transaction price for active contracts with customers, which is a subset of project backlog.

Fiscal Year 2020 Results:

Consolidated revenues for the year ended January 31, 2020 were $239.0 million, which represented a decline of $243.2 million from consolidated revenues of $482.2 million reported for the prior year. As Gemma Power Systems (“GPS”) has prepared to proceed fully with new projects, its revenues have remained at a low level. However, the increasing construction activities for the Guernsey Power Station should result in improved revenues over the coming year. The revenues of the power industry services segment were 56.8% of consolidated revenues for the current year, compared to 76.3% for the prior year.

The industrial services business of The Roberts Company (“TRC”) reported revenues of $94.7 million for the current year, which represented a decrease of $7.0 million, or 6.9%, from revenues reported by TRC for the prior year. Revenues provided by this reportable business segment represented 39.6% and 21.1% of corresponding consolidated revenues for the years ended January 31, 2020 and 2019, respectively.

The significant contract loss incurred during the current year by Atlantic Projects Company (“APC”) in the amount of $33.6 million, primarily recognized in the first quarter, caused us to report a consolidated gross loss of $6.8 million for the year. The contract loss on the TeesREP project prompted us to record an impairment loss related to the goodwill of APC in the amount of $2.1 million during the first quarter as well. In addition, primarily due to reductions in the amounts of forecasted future revenues, we determined a goodwill impairment loss related to TRC in the amount of $2.8 million, which was recorded in the last quarter of the year ended January 31, 2020.

Selling, general and administrative expenses rose by 8.4%, to $44.1 million for the current year from an amount of $40.7 million for the prior year, primarily due to the cost of maintaining core GPS staff whose time is typically charged to projects. Included in other income for the current year, investment income was $5.0 million, which represented a decline from the amount earned last year, $5.9 million, as investment balances were reduced during the current year. An income tax benefit was recorded for each year, with the current year amount of $7.1 million reflecting primarily a bad debt loss on certain inter-company loans and the prior year amount including a significant benefit related to the recognition of research and development credits that were generated in prior years. Financial results for the current year also reflected net income attributable to non-controlling interests in the amount of approximately $2.0 million.

Due substantially to the reduced level of revenues reported for the current year, the APC contract loss and the goodwill impairment losses that are identified above, we incurred a consolidated loss before income taxes of $47.8 million for the year ended January 31, 2020. The net loss attributable to our stockholders was $42.7 million, or $(2.73) per diluted share, for the year ended January 31, 2020 compared to net income attributable to our stockholders of $52.0 million, or $3.32 per diluted share, for the prior year. In January 2020, the Company paid its fourth regular quarterly cash dividend of $0.25 per share for total dividends paid during the current year of $1.00 per share.

As of January 31, 2020, our cash, cash equivalents and short-term investments totaled $328 million and net liquidity was $278 million; plus, we had no debt. Our RUPO, which represents a value for active work and is a subset of project backlog, has increased to approximately $0.8 billion as of January 31, 2020 from $0.1 billion as of January 31, 2019. Our project backlog has been increased to approximately $1.3 billion as of January 31, 2020 from $1.1 billion as of January 31, 2019.

Subsequent to the current year end, we announced that GPS had entered into two engineering, procurement and construction (“EPC”) services contracts. In February 2020, GPS entered into an EPC services contract with ESC Brooke County Power I, LLC to construct Brooke County Power, a 920 MW natural gas-fired power plant, in Brooke County, West Virginia. In March 2020, GPS entered into an EPC services contract with NTE Connecticut, LLC to construct Killingly Energy Center, a 650 MW natural gas-fired power plant, in Killingly, Connecticut.

The aggregate amount of the rated power represented by the natural gas-fired power plants for which we have signed EPC services contracts is approximately 7.3 gigawatts with an aggregate contract value in excess of $3.0 billion. For those contracts not already included in project backlog, we anticipate adding them closer to their respective expected start dates when the projects achieve remaining key development milestones and obtain financing commitments. For all projects, the start date for construction is generally controlled by the project owners.

Fourth Quarter Results:

Revenues decreased 22% to $68.0 million, compared to $87.7 million for the fourth quarter last year which primarily reflected an overall decrease in revenues at APC and TRC of $40.2 million, partially offset by an increase in revenues at GPS of $21.6 million as construction work at the Guernsey Power Station begins to pick up. Gross profit decreased 22% to $5.2 million, compared to $6.7 million for the prior year’s fourth quarter. The gross margin percentage was 7.7% for both quarterly periods, as the results for both quarters were negatively affected by TeesRep project margin adjustments.

The other factors contributing to a decreased bottom line between the fourth quarter of the current year and the prior year’s fourth quarter were the increased selling, general and administrative expenses of $2.8 million, increased goodwill impairment loss of $1.3 million at TRC, and decreased other income of $1.3 million partially offset by an increased tax benefit of $2.0 million. As a result, net loss attributable to our stockholders for the three months ended January 31, 2020 increased to $7.2 million, or $(0.46) per diluted share, compared to a loss of $2.2 million, or $(0.14) per diluted share, for the prior year’s fourth quarter.

COVID-19 Impacts:

The world-wide outbreak of COVID-19 is having a significant impact on our APC activities. Almost all planned power plant outage and maintenance projects for APC have been postponed for an indefinite period other than emergency tasks, which necessitated the temporary lay-off of the majority of APC’s workers. Construction on the TeesREP project was suspended on March 24, 2020 due to the COVID-19 pandemic, pending preparations being made by the contractors and subcontractors to comply with new and evolving government guidance concerning public health protocols. At the time of the suspension of work on the TeesREP project, APC had completed approximately 90% of its subcontracted work. The project shutdowns will have a significant impact on the revenues and profitability of APC for the foreseeable future until, at a minimum, the COVID-19 outbreak reduces materially.

GPS continues to progress the works on the Guernsey Power Station in the state of Ohio. GPS has implemented measures to help keep workers safe as required under the state order. To the extent possible under the circumstances, current work on the project, which includes primarily site preparation efforts, design engineering and early phases of construction has continued. However, as the project ramps-up into heavier construction phases later this year, COVID-19 impacts could become more meaningful. GPS is monitoring supply-chain issues for impacts on equipment delivery delays related to the COVID-19 health crisis. The ultimate impacts of the health crisis on this major GPS project and the related future revenues and financial performance are not known. The force majeure clauses of the Company’s fixed-price construction contracts provide certain relief that helps to mitigate these adverse effects.

The operational activities of our other subsidiaries have not been meaningfully affected by the COVID-19 outbreak yet. Nonetheless, revenues of these other businesses for the first few quarters of the fiscal year ending January 31, 2021 are expected to be less than revenues of the comparable periods of Fiscal 2020.

We intend to pursue, where possible, government assistance to help offset the negative impacts of COVID-19 on our employees primarily. Please understand that the Company is monitoring the COVID-19 situation closely as it continues to evolve on a daily basis. We expect that the Company’s future actions and decisions will be responsive to the changing environment and are hopeful that we will minimize the adverse effects of this crisis, to the extent possible, on our employees, our customers, our operations and the overall performance of the Company.

Management Comment:

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “It has been a trying year for us as we struggle to finish the TeesREP project, see a number of our power plant project start dates push out to the right and manage through this COVID-19 pandemic. However, there are a number of reasons to be optimistic for Argan. We have great employees who are very adaptable to the changing circumstances. We have over $325 million in cash and no debt which should enable us to withstand any potential prolonged pandemic. We have over $3.0 billion in signed EPC contracts for power plant projects, and have begun construction on the Guernsey Power Station which is our largest project in Company history. While many factors are out of our control, we are optimistic that we will receive the go ahead to start construction on several of these new projects over the next year and look forward to a rebound in our revenues later in the year and into the next. We appreciate our loyal shareholders and extend our best wishes for safety during these challenging times.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and our future financial performance is subject to risks and uncertainties including but not limited to the Company’s ability to mitigate losses related to APC’s loss contract, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on our businesses and asset valuations. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances out of the Company’s control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended January 31,		Fiscal Years Ended January 31,
	2020	2019	2020	2019
REVENUES	$67,988	$87,658	$238,997	$482,153
Cost of revenues	62,739	80,912	245,817	399,715
GROSS PROFIT (LOSS)	5,249	6,746	(6,820)	82,438
Selling, general and administrative expenses	12,364	9,548	44,125	40,710
Impairment losses	2,823	1,491	4,895	1,491
(LOSS) INCOME FROM OPERATIONS	(9,938)	(4,293)	(55,840)	40,237
Other income, net	603	1,860	8,075	6,981
(LOSS) INCOME BEFORE INCOME TAXES	(9,335)	(2,433)	(47,765)	47,218
Income tax benefit	2,117	142	7,053	4,651
NET (LOSS) INCOME	(7,218)	(2,291)	(40,712)	51,869
Net (loss) income attributable to non-controlling interests	(30)	(84)	1,977	(167)
NET (LOSS) INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	(7,188)	(2,207)	(42,689)	52,036

Foreign currency translation adjustments	55	596	(770)	(1,768)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$(7,133)	$(1,611)	$(43,459)	$50,268

(LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$(0.46)	$(0.14)	$(2.73)	$3.34
Diluted	$(0.46)	$(0.14)	$(2.73)	$3.32

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,634	15,573	15,621	15,569
Diluted	15,634	15,573	15,621	15,693

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$1.00	$1.00

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of January 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$167,363	$164,318
Short-term investments	160,499	132,213
Accounts receivable, net	37,192	36,174
Contract assets	33,379	58,357
Other current assets	23,322	25,286
TOTAL CURRENT ASSETS	421,755	416,348
Property, plant and equipment, net	22,539	19,778
Goodwill	27,943	32,838
Other purchased intangible assets, net	5,001	6,137
Deferred taxes	7,894	1,257
Right-of-use and other assets	2,408	290
TOTAL ASSETS	$487,540	$476,648
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$35,442	$39,870
Accrued expenses	35,907	33,097
Contract liabilities	72,685	8,349
TOTAL CURRENT LIABILITIES	144,034	81,316
Other noncurrent liabilities	2,476	960
TOTAL LIABILITIES	146,510	82,276

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,638,202 and 15,577,102 shares issued at January 31, 2020 and 2019, respectively; 15,634,969 and 15,573,869 shares outstanding at January 31, 2020 and 2019, respectively	2,346	2,337
Additional paid-in capital	148,713	144,961
Retained earnings	189,306	247,616
Accumulated other comprehensive loss	(1,116)	(346)
TOTAL STOCKHOLDERS’ EQUITY	339,249	394,568
Non-controlling interests	1,781	(196)
TOTAL EQUITY	341,030	394,372
TOTAL LIABILITIES AND EQUITY	$487,540	$476,648